EXHIBIT 21.1
Subsidiaries of the Registrant

Name of Subsidiary
AF Steelcase S.A., a Spanish corporation
PolyVision NV, a Belgian limited liability company
PolyVision Corporation, a New York corporation
Red Thread Spaces LLC, a Michigan limited liability company
Steelcase Czech Republic s.r.o. , a Czech Republic limited liability company
Steelcase de Mexico, S. de R.L. de C.V., a Federal Republic of Mexico limited liability company
Steelcase Firmengrundstuck, a German limited liability company
Steelcase Financial Services Inc., a Michigan corporation
Steelcase Manufacturing Sdn. Bhd., a Malaysian corporation
Steelcase S.A., a French corporation
Steelcase Werndl AG, a German stock corporation